EXHIBIT 4.3

STATEMENT OF RESOLUTION
OF
SERIES A PREFERRED STOCK

TO THE SECRETARY OF STATE
OF THE STATE OF TEXAS
Pursuant to Article 2.13 of the Texas Business Corporation Act, Internet America, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof:

1.     The name of the Corporation is Internet America, Inc.

2.     The following resolution, establishing and designating a series of shares and fixing and determining the preferences, limitations and relative rights thereof, was duly adopted by the Board of Directors of the Corporation on October 11, 2007.

WHEREAS, Article IV of the Articles of Incorporation, as amended, of the Corporation (the "Articles of Incorporation") provides for a class of authorized shares known as "Common Stock, comprising 45,000,000 shares, with a par value of $.01 per share (the “Common Stock”), issuable from time to time, and for a class of authorized shares known as “Preferred Stock”, comprising 5,000,000 shares, with a par value of $.01 per share, issuable from time to time in one or more series;

WHEREAS, pursuant to Article IV of the Articles of Incorporation, the Board of Directors of the Corporation is authorized to fix and determine the preferences, limitations and relative rights of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of an such series (but not below the number of shares then outstanding); and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to establish, designate and issue an additional series of such Preferred Stock and to fix and determine the preferences, limitations and relative rights relating thereto;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby establish and designate a series of Preferred Stock of the Corporation and does hereby fix and determine the preferences, limitations and relative rights relating to said series of Preferred Stock, as follows:

Series A Preferred Stock

1.
Designation and Number of Shares. There shall be a series of preferred stock that shall be designated as “Series A Preferred Stock” and the number of shares constituting such series shall be 4,000,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease shall reduce the number of shares of the Series A Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

2.
Rank. The Series A Preferred Stock shall rank senior to the Common Stock with respect to the payment of dividends and as to the distribution of assets upon a liquidation, dissolution or winding up of the Corporation.

3.	Dividends and Distribution.

(a)
The holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation, when and if declared by the Board out of funds legally available for that purpose, cumulative preferred cash dividends at a rate per annum of 10% for each share of the Series A Preferred Stock. Such dividends shall be cumulative from the date the Series A Preferred Stock is issued to the holder (the “Issue Date”) and shall be payable in arrears, when and as declared by the Board, on March 31, June 30, September 30 and December 31 of each year (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date following the Issue Date; provided, however, that if any Dividend Payment Date shall not be a Business Day, then the Dividend Payment Date shall be on the next succeeding day that is a Business Day. The period from the Issue Date to the next Dividend Payment Date and each quarterly period between consecutive Dividend Payment Dates shall hereinafter be referred to as “Dividend Periods.” “Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day which banking institutions in Houston, Texas generally are authorized or required by law or other governmental actions to close.

(b)	If, on any Dividend Payment Date, the Corporation fails to pay dividends, then until the dividends that were scheduled to be paid on such date are paid, such dividends shall cumulate.

(c)
Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on a date designated by the Board, not exceeding 30 days preceding the payment date thereof, as may be fixed by the Board.

(d)	The Corporation may not declare a dividend or distribution on the Common Stock unless it first declares a dividend or distribution on the Series A Preferred Stock.

(e)
The Board may fix a record date for the determination of the holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

4.	Voting Rights. The holders of the Series A Preferred Stock shall vote (on an as-converted basis) together with the Common Stock, and not as a separate class, except:

(a)	as provided under “Certain Restrictions” below; or

(b)	as required by law.

5.	Certain Restrictions.

(a)
Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of the Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)
Declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series A Preferred Stock;

(ii)
Declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon the liquidation, dissolution or winding up of the Corporation) with the Series A Preferred Stock, except dividends paid ratably with the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportional to the total amounts to which the holders of all such shares are then entitled; or

(iii)
Purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of Series A Preferred Stock, or to such holders and holders of any such shares ranking on a parity therewith, upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)
So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the prior written consent of the holders of at least 66.66% of the Series A Preferred Stock, either directly or by amendment, merger, consolidation or otherwise:

(i)	amend, alter, or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation relating to the Series A Preferred Stock; or

(ii)
create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, or increase the authorized number of shares of Series A Preferred Stock.

6.	Liquidation Preference.

(a)
In the event of any liquidation of the Corporation, after payment or provision by the Corporation of the debts and other liabilities of the Corporation, each holder shall be entitled to receive an amount in case for each share of the then outstanding Series A Preferred Stock held by such holder equal to $.586 per share, plus an amount equal to all accrued but unpaid dividends thereon, whether or not earnings are available in respect of such dividends or such dividends have been declared, to and including, the date full payment is tendered to the holders with respect to such liquidation, and no more (such amount being referred to herein as the “Liquidation Preference”), before any distribution shall be made to the holders of any Common Stock upon the liquidation of the Corporation.

(b)
In the case the assets of the Corporation available for payment to the holders upon a liquidation are insufficient to pay the full Liquidation Preference on all outstanding shares of the Series A Preferred Stock, then the entire assets of the Corporation available for payment to the holders will be distributed ratably.

(c)
Written notice of any liquidation of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record at their respective addresses as the same shall appear on the books of the Corporation.

7.
Reacquired Shares. Any shares of the Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired promptly upon the acquisition thereof. All such shares shall upon retirement become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board, subject to any conditions and restrictions on issuance set forth herein.

8.	Conversion Rights.

(a)
Optional Conversion. The Series A Preferred Stock shall be convertible, without the payment of any additional consideration, into an equal number of fully paid and nonassessable shares of Common Stock, at the option of the holder at any time, subject to adjustments for stock dividends, splits, combinations and similar events and as described below under “Anti-dilution Provisions.”

(b)
Mandatory Conversion. In the event that the per share trading price of the Common Stock is equal to or greater than $3.00 per share for 90 consecutive trading days, the Series A Preferred Stock shall convert, automatically, without any further action on the part of the holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent and without the payment of any additional consideration, into an equal number of fully paid and nonassessable shares of Common Stock, subject to adjustments for stock dividends, splits, combinations and similar events and as described below under “Anti-dilution Provisions.”

(c)
Conversion Procedure. The holder of any shares of Series A Preferred Stock may exercise the conversion right specified in Section 8(a) hereof, or may receive a certificate representing the shares of Common Stock into which such shares were converted automatically pursuant to Section 8(b) hereof, by surrendering to the Corporation or the transfer agent of the Corporation the certificate(s) representing the share(s) of Series A Preferred Stock to be converted, accompanied by written notice specifying the number of such shares to be converted. If the certificates representing such shares of Series A Preferred Stock are to be issued in a name other than the name on the face of the certificates representing such shares of Series A Preferred Stock, such certificates shall be accompanied by such evidence of assignment and such evidence of the signatory’s authority with respect thereto. Conversions shall be deemed to have been effected with respect to conversions pursuant to (i) Section 8(a) hereof on the date when the notice of an election to convert pursuant to Section 8(a) hereof and the certificates representing the shares being converted are actually received by the Corporation or any transfer agent of the Corporation and (ii) Section 8(b) on the 90th day referred to therein. Such date that the conversion shall be deemed to be effective shall be referred to herein as the “Conversion Date.”

(d)
As promptly as possible after the Conversion Date, upon surrender by the holder thereof of the certificate(s) formerly representing the shares of Series A Preferred Stock, the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. The person in whose name the certificate(s) for shares of Common Stock to be issued shall be deemed to have become a holder of record of such shares of Common Stock on the applicable Conversion Date.

(e)
Upon conversion of only a portion of the shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion pursuant to Section 8(a) hereof, the Corporation shall issue and deliver to or upon the written order to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

(f)	The Corporation covenants and agrees that:

(i)
The shares of Common Stock issuable upon any conversion of any shares of Series A Preferred Stock will be deemed to have been issued to the Person exercising such conversion rights set forth herein on the Conversion Date, and the Person exercising such conversion rights will be deemed for all purposes to have become the record holder of such shares of Common Stock on the Conversion Date. “Person” means an individual or entity of any kind;

(ii)
All shares of Common Stock which may be issued upon any conversion of any Series A Preferred Stock will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof;

(iii)
The Corporation will take all such action as may be necessary to assure that all shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock may be issued without violation of any applicable law or regulation or any requirements of any domestic securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery;

(iv)
The Corporation will at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of the Series A Preferred Stock having conversion privileges from time to time outstanding are convertible; and

(v)
The Corporation will at no time close its transfer books against the transfer of the Series A Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of the Series A Preferred Stock in any manner which interferes with the timely conversion of the Series A Preferred Stock.

9.	Anti-Dilution Provisions.

(a)	In the event that the Corporation issues additional securities the conversion price shall be adjusted in accordance with the following formula:

CP2	= CP1	* (A+B) / (A+C)

CP2	=	New Series A Conversion Price

CP1	=	Series A Conversion Price in effect immediately prior to new issue

A	=
Number of shares of Common Stock deemed to be outstanding immediately prior to new issue (includes all shares of outstanding common stock, all shares of outstanding preferred stock on an as-converted basis, and all outstanding options on an as-exercised basis; and does not include any convertible securities converting into this round of financing)

B	=	Aggregate consideration received by the Corporation with respect to the new issue divided by CP1

C	=	Number of shares of stock issued in the subject transaction.

(b)	The following issuances shall not trigger anti-dilution adjustment:

(i)	securities issuable upon conversion of any of the Series A Preferred Stock, or as a dividend or distribution on the Series A Preferred Stock;

(ii)	securities issued upon the conversion of any currently outstanding debenture, warrant, option, or other convertible security;

(iii)	Common Stock issuable upon a stock split, stock dividend, or any subdivision of shares of Common Stock;

(iv)
shares of Common Stock (or options to purchase such shares of Common Stock) issued or issuable to employees or directors of, or consultants to, the Corporation pursuant to any plan approved by the Corporation’s Board, including the Series A Director, but in no event exceeding 1,000,000 shares;

(v)	shares of Common Stock issued or issuable to banks, equipment lessors pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of the Corporation;

(vi)
shares of Common Stock issued or issuable pursuant to an acquisition of another corporation or other business entity by the Corporation, or formation of a joint venture, in each instance expressly approved by the Board of the Corporation; and

(vii)	shares of Common Stock issued to suppliers of goods or services pursuant to transactions approved by the Board of the Corporation.

10.	No Redemption. Except as expressly set forth herein, the shares of the Series A Preferred Stock shall not be subject to redemption by the Corporation.

11.	Fractional Shares. The Series A Preferred Stock may not be issued in fractions of a share.

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IN WITNESS WHEREOF, the undersigned has executed this Statement of Resolution on behalf of the Corporation as of this 15th day of October, 2007.

INTERNET AMERICA, INC.

By:	/s/ William E. Ladin, Jr.
Name: William E. Ladin, Jr.
Title:Chairman and Chief Executive Officer